Exhibit 10.5
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (this "Agreement" is entered by and between David J. Terry ("Executive") and Comstock Resources, Inc., a Nevada corporation (the "Company"), on this 18th day of November, 2022 (the "Execution Date").
WHEREAS, Executive is a party to an employment agreement with the Company (as successor in interest to Covey Park Energy LLC) dated July 22, 2013 (the "Employment Agreement"); and
WHEREAS, Executive and the Company have agreed that Executive’s employment relationship with the Company will end on December 31, 2022 (or such earlier date as mutually agreed by Executive and the Company) (the last day of Executive’s employment with the Company, the "Separation Date");
WHEREAS, the parties desire to enter into this Agreement on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Agreement, Executive and the Company agree as follows:
1.Resignation. Executive irrevocably resigns as an officer, employee, director, manager and in each and every other capacity with the Company and each of its Affiliates (as such term is defined below) effective on the Separation Date. The Company confirms that such resignations are accepted. From the Execution Date until the Separation Date Executive shall work with the Company in a transition capacity. Executive agrees that he will not be entitled to any severance or other termination benefits under the Employment Agreement in connection with the termination of his employment and that all benefits due to Executive from the Company or any of its Affiliates after the Separation Date shall be determined under this Agreement. Except as expressly provided in Section 2 below, Executive agrees that he holds no equity or derivative equity interest in, has no right with respect to any such interest in, has no right to any other incentive in or with respect to, and otherwise has no investment or right to make any investment in or with respect to the Company or any of its Affiliates. As used in this Agreement: (i) the term "Affiliate" means a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company; (ii) the term "control," including the correlative terms "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person; and (iii) the term "person" shall be construed broadly and includes, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
2.Amendment of Equity Awards. Prior to the date hereof, the Company granted Executive three restricted stock awards with respect to an aggregate of 89,979 shares of the Company’s common stock (the "Awards"). The restricted stock agreement that evidences each

Award (each, an "Award Agreement") provides that upon a termination of the holder’s employment with the Company for any reason (other than retirement, death or disability as provided in the agreement), the then-unvested shares subject to the Award will be forfeited. As of the Separation Date, the Awards were vested as to 38,935 shares and were unvested as to 51,044 shares (the "Unvested Shares"). Provided that (a) Executive signs (and does not revoke) this Agreement and (b) no earlier than his Separation Date, Executive signs and delivers to the Company the Supplemental Release attached hereto as Exhibit A (and does not revoke such release), each of the Award Agreements is hereby amended, effective as of the Separation Date, to provide that, subject to Executive’s continued compliance with his obligations to the Company under the Restrictive Covenants described in Section 3 below through the first to occur of (i) the second (2nd) anniversary of Executive’s Separation Date and (ii) the date of a "Change in Control" as provided in the Award Agreement (the first to occur of such dates, the "Amended Vesting Date"), the Unvested Shares shall fully vest upon the Amended Vesting Date. If Executive fails to comply with the Restrictive Covenants provided in Section 3 through the Amended Vesting Date, the Unvested Shares shall be immediately forfeited to the Company without any consideration therefor. For purposes of clarity, the Amended Vesting Date shall apply to each of the Unvested Shares even if the original vesting date for such Unvested Share under the Award Agreement was earlier or later than the second (2nd) anniversary of the Separation Date.
3.Continuing Obligations; Amendment of Noncompetition Covenant. Executive shall, and Executive hereby acknowledges that he shall, comply with his continuing obligations to the Company and its Affiliates under the terms of Sections 6, 7, 8 and 9 of the Employment Agreement (the "Restrictive Covenants"); provided, however, that Executive and the Company agree that Section 7 of the Employment Agreement is hereby amended, restated and replaced in its entirety effective as of the Separation Date and without limiting Executive’s obligations to the Company generally under the Restrictive Covenants, to provide as follows:
(a)    The definition of "Noncompetition Period" as used in Section 7 of the Employment Agreement shall mean the period commencing on the Separation Date and ending on the second (2nd) anniversary of the Separation Date.
(b)    During the Noncompetition Period, for the benefit of himself or for the benefit of any other individual or entity, Executive shall not directly or indirectly, acquire, develop, drill, farmout, lease, promote, finance or broker (or otherwise undertake any activities related to any of the foregoing) any minerals, oil and natural gas leases, or any rights of any kind to extract, develop or produce hydrocarbons located within the geographical area identified on Exhibit B attached hereto which or are related to rights to the Haynesville or Bossier Shale formations.
(c)    During the Noncompetition Period (i) directly or indirectly induce or solicit employees, salesmen, agents, consultants, distributors, representatives or advisors to terminate or reduce their relations with the Company, or (ii) directly or indirectly induce or solicit those customers or suppliers of the Company to which Executive provided products or services or with whom Executive communicated on behalf of the Company, or about whom Executive had access to Confidential Business Information or Trade Secrets (each such term as defined in the

Employment Agreement) during the twelve (12) month period prior to the Separation Date to terminate or reduce their business relations with the Company.
4.Release of Claims. Executive, on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby fully and forever releases the Company, its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, "Releasees"), from, and agrees not to sue concerning, or in any manner institute, prosecute or pursue, or cause to be instituted, prosecuted, or pursued, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any acts or omissions that have occurred up until and including the date and time that Executive signs the Agreement (collectively, "Claims"), including, without limitation, (a) any and all Claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship; (b) any and all Claims for violation of any federal, state or municipal law, constitution, regulation, ordinance or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; and the federal Family Medical Leave Act; and all amendments to each such law; (c) any and all Claims for any wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied (including but not limited to Claims arising out of the Employment Agreement); breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; personal injury; invasion of privacy; false imprisonment; and conversion; (d) any and all Claims for wages, benefits, severance, vacation, bonuses, commissions, equity, expense reimbursements, or other compensation or benefits; and (e) any and all Claims for attorneys' fees, costs and/or penalties; provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) this Agreement; (2) any right to indemnification that Executive may have pursuant to the Company’s bylaws, its corporate charter or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (3) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (4) any rights to continued medical and dental coverage that Executive may have under COBRA; or (5) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In addition, this release does not cover any Claim that cannot be so released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Executive does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement. For clarity, and as required by law, such waiver does not prevent Executive from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.
5.Waiver of Unknown Claims. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts and any rights and benefits conferred by applicable state law with respect to unknown claims.
6.No Transferred Claims. Executive warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.
7.Return of Property. Executive represents and covenants that he has returned (or prior to the Separation Date shall return) to the Company (a) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized electronic information, that refer, relate or otherwise pertain to the Company or any of its Affiliates that were in Executive’s possession, subject to Executive’s control or held by Executive for others; and (b) all property or equipment that Executive has been issued by the Company or any of its Affiliates during the course of his employment or property or equipment that Executive otherwise possessed, including any keys, credit cards, office or telephone equipment, computers (and any software, power cords, manuals, computer bag and other equipment that was provided to Executive with any such computers), tablets, smartphones, and other devices. Executive acknowledges that he is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any property or equipment of the Company of any of its Affiliates. Executive further agrees that Executive will immediately forward to the Company (and thereafter destroy any electronic copies thereof) any business information relating to the Company or any of its Affiliates that has been or is inadvertently directed to Executive following the Separation Date.

8.Nondisparagement. Executive shall not make any untrue, misleading, or defamatory statements concerning the Company or any of its Affiliates. The Company shall make commercially reasonable efforts to ensure that its managers, directors and officers do not make any untrue, misleading, or defamatory statements concerning Executive. Executive will not, and the Company shall make commercially reasonable efforts to ensure that its managers, directors and officers do not, directly or indirectly make, repeat or publish any false, disparaging, negative, accusatory, or derogatory remarks or references, whether oral or in writing, concerning the Company or its Affiliates or Executive, respectively, or otherwise take any action which might reasonably be expected to cause damage or harm to the Company or its Affiliates or Executive, respectively. However, nothing in this Agreement prohibits the Company or Executive from enforcing their respective rights under this Agreement or any other agreement, testifying truthfully as a witness, or complying with other legal obligations, such as communicating with or fully cooperating in the investigations of any governmental agency on matters within their jurisdictions.
9.Dispute Resolution and Waiver of Jury Trial. ANY DISPUTE, CONTROVERSY OR CLAIM, OF ANY AND EVERY KIND OR TYPE, WHETHER BASED ON CONTRACT, TORT, STATUTE, REGULATIONS, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, OR RELATING IN ANY WAY TO THIS AGREEMENT (INCLUDING THE SUPPLEMENTAL RELEASE), THE OBLIGATIONS OF THE PARTIES HEREUNDER, INCLUDING WITHOUT LIMITATION, ANY DISPUTE AS TO THE EXISTENCE, VALIDITY, CONSTRUCTION, INTERPRETATION, NEGOTIATION, PERFORMANCE, NON-PERFORMANCE, BREACH, TERMINATION OR ENFORCEABILITY OF THIS AGREEMENT, OR EXECUTIVE’S EMPLOYMENT RELATIONSHIP WITH THE COMPANY OR THE TERMINATION THEREOF (IN EACH CASE, A "DISPUTE"), WITH THE EXCEPTION OF THE COMPANY SEEKING INJUNCTIVE RELIEF FOR ANY BREACH OR THREATENED BREACH BY EXECUTIVE OF THIS AGREEMENT OR SECTIONS 6 OR 7 OF THE EMPLOYMENT AGREEMENT, SHALL BE RESOLVED SOLELY AND EXCLUSIVELY IN ACCORDANCE WITH THE PROCEDURES SPECIFIED IN THIS SECTION. THE PARTIES SHALL ATTEMPT IN GOOD FAITH TO SETTLE ANY DISPUTE BY MUTUAL DISCUSSIONS WITHIN THIRTY (30) DAYS AFTER THE DATE THAT ONE PARTY GIVES NOTICE TO THE OTHER PARTIES OF SUCH A DISPUTE. IF THE DISPUTE IS NOT RESOLVED WITHIN SUCH THIRTY (30) DAY PERIOD, THE DISPUTE SHALL BE FINALLY SETTLED BY ARBITRATION ADMINISTERED BY THE AMERICAN ARBITRATION ASSOCIATION UNDER ITS COMMERCIAL ARBITRATION RULES, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE ARBITRATION SHALL BE HELD IN HOUSTON, TEXAS AND PRESIDED OVER BY THREE ARBITRATORS. THE PARTY GIVING NOTICE OF THE DISPUTE SHALL APPOINT ONE ARBITRATOR, AND THE OTHER PARTIES TO THE DISPUTE SHALL APPOINT ONE ARBITRATOR. THE TWO APPOINTED ARBITRATORS SHALL TOGETHER APPOINT A THIRD ARBITRATOR. THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A JURY TRIAL ON ALL MATTERS SUBJECT TO ARBITRATION PURSUANT TO THIS SECTION.

10.Miscellaneous.
(a)    Successors.
•This Agreement is personal to Executive and shall not be assignable by Executive.
•This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of the Company or to which the Company assigns this Agreement by operation of law or otherwise.
(b)    Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be binding unless in writing and signed by the party asserted to have granted such waiver.
(c)    Modification. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.
(d)    Complete Agreement. This Agreement, together with the Employment Agreement and the exhibits hereto, constitutes and contains the entire agreement and final understanding concerning Executive’s relationship with the Company and its Affiliates and the other subject matters addressed herein and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. Any representation, promise or agreement not specifically included in this Agreement or in the Employment Agreement shall not be binding upon or enforceable against either party. The Executive is not relying on any representation of the Company or any of the Releasees except as expressly set forth in this Agreement or in the Employment Agreement. This Agreement, together with the Employment Agreement, constitutes an integrated agreement.
(e)     Severability. In the event that any portion of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such portion to other persons or circumstances will be interpreted so as reasonable to effect the intent of the parties hereto.

(f)    Controlling Law. This Agreement has been negotiated and executed by one or more parties in the State of Texas and the parties agree that Texas law applies exclusively to it. If any part of this Agreement is found to be invalid, the remaining parts of the Agreement will remain in effect as if there were no invalid part(s). Exclusive venue of any dispute relating to this Agreement or Executive’s employment with or separation from the Company or any of its Affiliates shall be, and is convenient in, Dallas County, Texas. The parties agree to waive any challenge to the application of Texas law or of Dallas County venue to any dispute or claim arising from or related to this Agreement.
(g)    Cooperation in Drafting. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.
(h)    Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.
(i)    Notices. All notices, requests, demands and other communications called for by this Agreement will be in writing and will be deemed given (1) on the date of delivery if delivered personally, by facsimile or by electronic mail, (2) one (1) day after being sent by a well-established commercial overnight service, or (3) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
Comstock Resources, Inc.
5300 Town and Country Boulevard, Suite 500
Frisco, Texas 75034
Attn: Roland O. Burns
with a copy (which shall not constitute notice) to:
Jack E. Jacobsen, Esq.
O’Melveny & Myers LLP
2501 N. Harwood, 17th Floor Dallas, Texas 75201
If to Executive:
at the last residential address reflected on the Company’s records.

(j)    No Wrongdoing. This Agreement constitutes a compromise and settlement of any and all potential disputed claims. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.
(k)    Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties acknowledge that (i) they have read this Agreement; (ii) they have had the opportunity to seek legal counsel of their own choice; (iii) they understand the terms and consequences of this Agreement and of the releases it contains; and (iv) they are fully aware of the legal and binding effect of this Agreement.
(l)    Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.
(m)    Headings; Construction. The section and paragraph headings and titles contained in this Agreement are inserted for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders and the neutral. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.
(n)    Taxes. Except for amounts withheld by the Company (including as contemplated by the tax withholding provisions of the Award Agreements), Executive shall be solely responsible for any taxes due as a result of any benefits provided for in this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

COMPANY:

COMSTOCK RESOURCES, INC.

By:	/s/ M. Jay Allison
Name:	M. Jay Allison
Title:	Chief Executive Officer

EXECUTIVE:

By:	/s/ David J. Terry
Name:	David J. Terry